Exhibit 10.53

Purchase Agreement

This Purchase Agreement (“Agreement”) is made and entered as of the 12th day of June, 2008 by and between G2 Petroleum, LLC, a Delaware Corporation (“G2”) with principal office at 3000 N Garfield, Suite 210, Midland, Texas 79705and Hull Energy Corp, with principal office at 18851 NE 29th. Ave Aventura, FL 33009______________________________  (“HULL”).

Recitals:

A.

G2 is the owner of 100% of the Working Interests in the Leases  know as the North Diamond Springs Prospect located in Freemont County (T32, 33N – R90, 91W), Wyoming, pursuant to the Lease Assignments attached as Exhibit A here to(“Lease Assignments”).  All capitalized terms used herein shall have the meanings assigned to such terms in Section eleven (11) hereof.

a.

Diamond Springs: DOI / BLM Lease Serial Number W-150316 (Wind River Basin, Freemont County, Wyoming [T32,33N – R90,91W] as part of three [3] parcels and ten [10] sections), and as indicated on the leases as Attachment A representing 3317.32 acres of land.

i.

G2 owns 100% WI / 75% NRI

ii.

G2 has agreed to assign to HULL, and HULL has agreed to acquire 5% WI / 3.75% NRI

Now, Therefore, for good and valuable consideration, the sufficiency of which is hereby expressed, the parties agree as follows:

1.

Assignment of Leasehold Interest.

Upon payment and completion of other considerations detailed in Section 2:

a. G2 will assign to HULL or its appointed representatives 5% of the total Working Interest in said lease(s), and 3.75% of the Net Revenue Interest for said leases(s).

b. HULL or it appointed representative will transfer the appropriate funds in U.S. dollars to G2 of its appointed representative.

2.

Payment Obligation.

Payment and other considerations will be put forward as follows:

a. HULL’s total obligation for purchase of said lease(s) will be $250,000.00 USD

b. G2 will provide to HULL any and all documentation deemed reasonable and  legally acceptable to both HULL and HULL to allow for:

i.     G2 or it assigned representative will warrant good and marketable title or governmental representation of title to such lease(s) free and clear of liens and encumbrances.

ii.    .Provide all completed, signed and stamped (by approved governmental office) oil, gas or mineral lease assignments as listed in Section A above and Attachment A.

4.

Deposit.

All parties agree that no deposit is necessary, but will require all of the considerations put forward in section 2 to be held in escrow until a time of mutual satisfaction on the part of both parties to this agreement.

5.

Revenue Distribution.

 Upon commercial production of a well upon the Lease(s) assigned hereunder, G2 or its assigned representative and/or it assignees operator will prepare and file division orders with the state of Wyoming and/or the DOI / BLM reflecting the Lease(s) assignments as stipulated by attachment A.

6.

Representations of HULL.

HULL hereof represents and warrants to G2 that in connection with any sale or assignment of interests in the Leases, (i) it will not make any misrepresentation of a material fact or omit to make a statement that is necessary to make any other representation made by G2 not misleading.   HULL hereby indemnifies G2 against any loss, cost, expense or damages resulting from G2’s breach of a representation or warranty contained herein

7.

Representations of G2.

G2 hereby represents and warrants to HULL that, to the best of its knowledge, all logs, production data and reservoir analysis heretofore provided to HULL are complete and accurate and a list of each such document is attached as Schedule 1 hereto; provided, however, any projections supplied by G2 are based on the good faith estimates of G2 and C.P. Abrassart. – Geologist and are inherently subject to uncertainty.  HULL hereby indemnifies G2 against any loss, cost, expense or damages resulting from G2’s breach of representation or warranty contained herein.

8.

Costs and Expenses.

      Each party will bear its own costs and expenses, including but not limited to, accounting, legal and recording, in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereunder.

9.

Definitions.

Capitalized terms used herein shall have the following meanings:

 Working Interest “WI”:

Net Revenue Interest “NRI”:

AFE” as defined in the Operating Agreement.

“Complete” or “Completion” as defined in the Operating Agreement.

“Recompletion” as defined in the Operating Agreement.

“Rework” as defined in the Operating Agreement.

“Working Interest” shall mean the ownership of an undivided share of an oil and gas lease, subject to all expenses of operating such oil and gas lease, and burdened by a pro-rata share of all non-Working Interests (i.e. royalty and over-riding royalty interests).

10.

Integrated Agreement. This Agreement, together with the Exhibits and Attachments hereto, represents the final understanding of the parties with respect to the subject matter contained herein, and may be amended only by a written agreement executed by each of the parties to be bound thereby.

11.

Binding Agreement.

  This Agreement is binding upon the parties and their permitted successors and assigns.

12.

Governing Law.

 This Agreement shall be construed in accordance with the laws of the State Delaware, the DOI and BLM.

13

Arbitration.

            Any dispute hereunder shall be determined by binding arbitration before a three (3) member panel under the rules of the American Arbitration Association.  The party proposing the arbitration shall, in its notice to the other party, designate or arbitrator, and the other party shall have (30) days after receipt of notice of arbitration to designeate its own arbitrator.  The two (2) arbitrators so selected shall select a third arbitrator, or failing to agree on a third arbitrator, shall submit the selection to a federal judge sitting in Casper, Wyoming.  Each party shall bear its own arbitration expenses and the parties shall share the expense of the their arbitrator.

In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

G2 Petroleum, LLC.

By: Everett Willard Gray II

Name:

Title: President

Date:  June 12, 2008

HULL Energy Corp.

By: Ronald Ratner__

Name: ______

Title: _CEO / President_______